Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-231671) and Form S-8 (No. 333-199243 and 333-231672) of Distribution Solutions Group, Inc. of our report dated June 9, 2022, relating to the combined abbreviated financial statement of Gexpro Services (Predecessor of 301 HW Opus Holdings, Inc.), included in this Current Report on Form 8-K/A.

RSM US LLP

Dallas, Texas

June 15, 2022